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                                                                   EXHIBIT 10.12

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement"), is made and entered into effective as of the 16th day of October, 1998 (the "Effective Date"), by and between Reliant Building Products, Inc., a Delaware corporation ("Employer"), and Fred S. Grunewald, an individual ("Executive").

                                    RECITALS:

         A. Employer desires to employ Executive, and Executive desires to be employed by Employer, upon the terms and subject to the conditions set forth in this Agreement.

         B. Employer and Executive desire to enter into an agreement expressly indicating the terms and conditions of their relationship and providing for certain arrangements upon the termination of Executive's relationship with Employer.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Executive, intending to be legally bound, agree as follows:

         1 . Employment. Employer hereby employs Executive as its President, Chief Executive Officer and Chairman of the Board upon the terms and conditions and for the compensation herein provided. Executive hereby agrees to be so employed and to render the services specified herein.

         2. Term of Employment. Subject to the provisions for termination as provided in Section 5 hereof, the term of Executive's employment hereunder (the "Term") shall be for a period of five (5) years commencing as of the Effective Date.

         3. Duties and Powers. During the Term, Executive agrees as follows: to devote his full and exclusive business time and attention to the business of Employer (excluding reasonable vacations consisting of twenty (20) working days per year and sick leave in accordance with Employer's policy consistent with his position); to perform all duties in a professional and prudent manner; to devote the best of his skill, energy, experience and judgment to such duties; and to communicate to Employer suggestions, ideas or information that may be helpful to Employer in its business. Executive shall have all the powers and agrees to perform all of the duties associated with his position as President, Chief Executive Officer and Chairman of the Board of Employer, subject to such policies and guidelines as may be established by Employer. Executive agrees not to engage in any other activity or own any interest that would conflict with the interests of Employer or would interfere with his responsibilities to Employer and the performance of his duties hereunder; provided, however, that: (i) passive investments in less than 5 % of the outstanding securities of public companies, the ownership of which does not violate any conflicts of interest policy adopted by Employer and does not conflict with Employer's activities, shall not be deemed to violate this provision; (ii) Executive may engage in activities involving charitable,


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educational, religious and similar types of organizations, speaking engagements and similar type activities to the extent that such other activities do not detract from the performance by Employee of his duties and obligations hereunder; and (iii) Executive may serve as a non-executive member of the Board of Directors of up to three corporations (it being acknowledged that Executive currently serves as a member of the Board of Directors of American Woodmark Corporation, Bauer Inc. and Home Fragrance Holdings) provided that such service does not detract from the performance by executive of his duties and obligations hereunder.

         4. Compensation and Benefits. For all services rendered by Executive pursuant to this Agreement, Employer shall compensate Executive as follows:

               (a) Salary. During the Term, Employer shall pay Executive an annualized base salary in the amount of THREE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($350,000.00), together with such increases as the Board of Directors of Employer, in its sole discretion, may grant from time to time, payable in periodic installments in accordance with Employer's normal salary payment dates for executives but not less frequently than monthly and subject to federal, state and other tax withholdings.

               (b) Bonuses. In addition to the foregoing salary, Executive shall be entitled to participate in such bonus plan(s) as may be established by Employer from time to time, which plan(s) shall provide for cash bonuses to Executive based on performance relative to Employer's established annual budget, with the target for such bonuses to Executive being, on an annualized basis, 50% of Executive's base salary, with no maximum limitation; provided, however, that regardless of what the bonus plan(s) would otherwise entitle Executive with respect to Employer's fiscal year ended March 31, 1999, Executive shall be entitled to a minimum bonus for the fiscal year ended March 31, 1999, equal to 50% of Executive's base salary for the period beginning on the Effective Date and ending on March 31, 1999, payable when bonuses for such fiscal year are paid to other senior executives of Employer.

               (c) Benefits. Executive shall be entitled to participate in such other benefit plans and programs as are generally made available to senior executives of Employer; including, without limitation, full group health and dental insurance, merit insurance plan, travel accident insurance, long-term disability insurance, short-term disability insurance, group universal life insurance, 401(K) plan and restoration plan. In addition, Employer will purchase, or reimburse Executive for his purchase, of term life insurance in addition to that provided to Executive under Employer's group universal life insurance plan that provides Executive's beneficiaries with $2 million of additional coverage through October 15, 1999, declining to $1 million of additional coverage for the period October 16, 1999, through October 15, 2000, declining to $500,000 of additional coverage for the period October 16, 2000, through October 15, 2001. This additional insurance will either be purchased pursuant to Employer's existing plan, under a separate policy or some combination of the foregoing.


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         5. EXPIRATION/TERMINATION OF EMPLOYMENT.

         (a) Expiration at End of Term. Unless earlier terminated in accordance with the terms of this Agreement, Executive's employment shall expire at the end of the Term.

         (b) Termination at Will. The parties acknowledge and agree that Executive's employment hereunder is an employment at will. Notwithstanding any other provision contained in this Agreement, either Executive or Employer may terminate Executive's employment hereunder at any time with or without Cause (as defined in subsection 5(e)(i)) or with or without Good Reason (as defined in subsection 5(e)(ii)) at his or its election upon prior written notice (a "Termination Notice") to the other. A Termination Notice shall be effective upon delivery to the other party and the termination shall be effective as of the date set forth in such Termination Notice (hereinafter, the "Termination Date").

         (c) Effect of Expiration or Termination For Cause or Without Good Reason. Upon the expiration of this Agreement pursuant to subsection 5(a) hereof or upon a termination of this Agreement pursuant to subsection 5(b) hereof by Employer with Cause or by Executive without Good Reason, Executive shall be entitled to payment of: (i) salary through the Termination Date; and (ii) amounts accrued and unpaid under benefit plans (excluding bonus plans) in which Executive is a participant as of the Termination Date.

         (d) Effect of Termination Without Cause or For Good Reason. Upon the termination of this Agreement pursuant to subsection 5(b) hereof by Employer without Cause or by Executive with Good Reason, Employer shall:

                   (i) pay Executive his full base salary through the Termination Date at the rate in effect at the time a Termination Notice is given, and such bonus (if any), with respect to the immediately preceding fiscal year then ended (provided same has not already been paid) which has been earned by Executive pursuant to Employer's bonus program then in effect;

                   (ii) pay Executive for all amounts accrued and unpaid under benefit plans (excluding bonus plans) in which Executive is a participant as of the Termination Date;

                   (iii) pay Executive his full base salary at the rate in effect at the time a Termination Notice is given for a period of two years from the Termination Date in accordance with Employer's customary payment practices plus the pro rata portion of a bonus, if any, with respect to the then current bonus period applicable to Executive to which the Executive would otherwise be entitled but for the termination of Executive's employment; and

                   (iv) maintain in full force and effect for the continued benefit of Executive for a period of two years from the Termination Date all employee benefit plans relating to hospitalization, medical, life insurance, accident insurance and disability programs or arrangements in which Executive was entitled to participate and in which he was participating immediately before the Termination Date, provided that Executive's

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         continued participation is possible under the general terms and provisions for such plans and programs. In the event that Executive's participation in any such plan or program is barred or otherwise impractical, Employer shall arrange to provide Executive with benefits substantially similar to those which Executive was entitled to receive under such plans and programs immediately prior to the Termination Date.

         (e) Definitions of "Cause " and "Good Reason ". For purposes of this Agreement, the terms "Cause" and "Good Reason" shall have the following meanings:

                   (i) "Cause" shall mean (1) the material failure of Executive to perform his duties with Employer (other than any such failure resulting from death or the inability of Executive to perform the essential functions of his job, with or without a reasonable accommodation) or the material breach of this Agreement by Executive,
         (2) the engaging by Executive in willful, reckless or grossly negligent misconduct, or (3) the conviction of Executive for a felony or other crime in each case involving moral turpitude or the violation by the Executive of a policy of Employer instituted to assure Employer's compliance with laws.

                   (ii) "Good Reason" shall mean (1) a substantial and adverse change in Executive's status or position as an officer or director of Employer or a substantial reduction in the duties and responsibilities previously exercised by Executive, or any removal of Executive from or any failure to reappoint or reelect Executive to such positions, except in connection with the termination of Executive's service as an officer for Cause, or as a result of Executive's death or inability to perform the essential functions of his job, with or without a reasonable accommodation, or (2) a reduction by Employer in Executive's base salary as of the date hereof.

         (f) Certain Terminations. If Employer terminates Executive's employment without Cause or if Executive terminates his employment hereunder with Good Reason, the payment of compensation pursuant to this Section 5 shall be the sole obligation of Employer arising from such termination or the circumstances constituting Good Reason and the receipt of such compensation shall be the sole and exclusive remedy of Executive arising from such termination or the circumstances constituting Good Reason.

         (g) Mitigation. Executive shall not be required to mitigate the amount of any-payment provided for in subparagraph 5(d)(iii) hereof by seeking other employment or otherwise; provided, however, if Executive accepts other employment prior to the time that Executive receives the full amount of the payment provided for in subparagraph 5(d)(iii), the amount of each periodic payment by Employer pursuant to subparagraph 5(d)(iii) subsequent to inception of Executive's employment with a subsequent employer shall be reduced by the amount of base salary Executive receives with respect to such period from a subsequent employer. Notwithstanding the foregoing, no more than one-half of the payment provided for in subparagraph 5(d)(iii) shall be subject to reduction in accordance with the preceding sentence. Further, notwithstanding anything to the contrary contained herein, Employer shall no longer have an obligation to provide benefits under subparagraph 5(d)(iv) relating to hospitalization, medical, life insurance, accident insurance and

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disability programs or arrangements to the extent Executive is covered by any hospitalization, medical, life insurance, accident insurance and disability program or arrangement pursuant to any subsequent employment.

         6. Non-Interference, Non-Solicitation and Non-Competition Covenants.

         (a) Pursuant to this Agreement Executive has agreed to become President, Chief Executive Officer and Chairman of the Board of Employer and to comply with a non-disclosure provision in Section 8. Executive recognizes and acknowledges that he will be given access to certain of Employer's Confidential Information (as hereafter defined in Section 8(a)), and have access to and authority to develop relationships with customers and suppliers of Employer because of his position and status as Employer's President, Chief Executive Officer and Chairman of the Board, which he would not otherwise attain. In consideration of the foregoing, Executive agrees to comply with the terms of this Section 6.

         (b) The restraints imposed by this Section 6 shall apply during the Term and for a period of two years following the expiration or termination pursuant to Section 5 hereof of Executive's employment with Employer.

         (c) Executive agrees that during the Restricted Period he will not, without the prior written consent of the Company, either directly or indirectly,
(i) solicit business from, or compete with the Company and/or its subsidiaries, for the business of, any customer of the Company and/or its subsidiaries, as reflected on the books and records of the Company and/or its subsidiaries, during the Restricted Period with whom Executive had contact during his employment with Employer or (ii) operate, control, advise, be engaged by, perform any consulting services for, invest in (other than less than one percent of the outstanding stock in a publicly held corporation which is traded over-the-counter or on a recognized securities exchange) or otherwise become associated in any capacity with, any business, company, partnership, organization, proprietorship, or other entity who or which, at any time during the Restricted Period, manufactures, sells or distributes products or performs work or services in competition with the business of the Company and/or its subsidiaries, in those geographical areas in which the Company and/or its subsidiaries conduct or have conducted such business during the Restricted Period.

         (d) Executive expressly recognizes and agrees that the restraints imposed by this Section 6 are (i) reasonable as to time, geographic limitation and scope of activity to be restrained; (ii) reasonably necessary to the enjoyment by Employer of the value of its assets and to protect its legitimate interests; and (iii) not oppressive. Executive further expressly recognizes and agrees that the restraints imposed by this Section 6 represent a reasonable and necessary restriction for the protection of the legitimate interests of Employer, that the failure by the Executive to observe and comply with the covenants and agreements in this Section 6 will cause irreparable harm to Employer, that it is and will continue to be difficult to ascertain the harm and damages to Employer that such a failure by the Executive WOULD CAUSE, THAT THE CONSIDERATION RECEIVED BY THE EXECUTIVE FOR ENTERING INTO THESE COVENANTS AND AGREEMENTS IS FAIR, THAT THE COVENANTS and


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agreements and their enforcement will not deprive Executive of his ability to earn a reasonable living in the building products field or otherwise, and that Executive has acquired knowledge and skills in his field that will allow him to obtain employment without violating these covenants and agreements. Executive further expressly acknowledges that he has been encouraged to and has consulted independent counsel, and has reviewed and considered this Agreement with that counsel before executing this Agreement.

         7. Memoranda, Notes, Records, Etc. All memoranda, notes, records, customer lists or other documents made or compiled by Executive or otherwise made available to him concerning the business of Employer or its subsidiaries or affiliates shall be Employer's property and shall be delivered to Employer upon the expiration or termination of Executive's employment hereunder or at any other time upon request by Employer, and Executive shall retain no copies of those documents. Executive shall never at any time have or claim any right, title or interest in any material or matter of any sort prepared for or used in connection with the business or promotion of Employer.

         8. Nondisclosure.

         (a) Executive hereby acknowledges that in connection with his employment by Employer he will be exposed to and may obtain certain information (including, without limitation, procedures, memoranda, notes, records and customer and supplier lists whether such information has been or is made, developed or compiled by Executive or otherwise has been or is made available to him) regarding the business and operations of Employer. Executive further acknowledges that such information and procedures are unique, valuable, considered trade secrets and deemed proprietary by Employer. For purposes of this Agreement, such information and procedures shall be referred to as "Confidential Information," except that the following shall not be considered Confidential Information: (i) information disclosed on a non-confidential basis to third parties by Employer (but not by Executive in violation of this Agreement), (ii) information released from confidential treatment by written consent of Employer, and (iii) information disclosed and made available to the general public under operation of law.

         (b) Executive agrees that all Confidential Information is and will remain the property of Employer. Executive further agrees, for the duration of the Term and thereafter, to hold in the strictest confidence all Confidential Information, and not to, directly or indirectly, duplicate, sell, use, lease, commercialize, disclose or otherwise divulge to any person or entity any portion of the Confidential Information or use any Confidential Information for his own benefit or profit or allow any person, entity or third party, other than Employer and authorized executives of the same, to use or otherwise gain access to any Confidential Information.

         (c) It is the intention of the parties that to the extent any Confidential Information may constitute a "trade secret" as defined by Texas common law, then, in addition to the remedies set forth in this Agreement, Employer may elect to bring an action against Executive in the case of any actual or threatened misappropriation of any such trade secret by Executive.

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         (d) Regardless of whether any of the Confidential Information or any of the items set forth in Section 7 shall constitute a trade secret as defined by Texas common law, Executive expressly recognizes and agrees that the restrictions contained in Section 7 of this Agreement and this Section 8 represent a reasonable and necessary protection of the legitimate interests of Employer, that his failure to observe and comply with his covenants and agreements in those Sections will cause irreparable harm to Employer, that it is and will continue to be difficult to ascertain the harm and damages to Employer that such a failure by Executive could cause, and that a remedy at law for such failure by Executive will be inadequate.

         9. Enforcement. The parties hereto recognize that the covenants of Executive hereunder are special, unique and of extraordinary character. Accordingly, it is the intention of the parties that, in addition to any other rights and remedies which Employer may have in the event of any breach of said Sections, Employer shall be entitled, and hereby is expressly and irrevocably authorized by Executive, inter alia, to demand and obtain specific performance, including without limitation temporary and permanent injunctive relief, and all other appropriate equitable relief against Executive in order to enforce against Executive, or in order to prevent any breach or any threatened breach by Executive of, the covenants and agreements contained herein. In case of any breach of this Agreement, nothing herein contained shall be construed to prevent Employer from seeking such other remedy in the courts as it may elect or invoke.

         10. Delegation of Duties and Assignment of Rights.

         (a) Executive may not delegate the performance of any of his obligations or duties hereunder, or assign any rights hereunder, without the prior written consent of Employer. Any such purported delegation or assignment in the absence of such written consent shall be null and void with no force or effect. Notwithstanding the foregoing, nothing herein shall prevent Executive from delegating ministerial tasks to assistants of the type that are normally assigned by executives to assistants.

         (b) Employer may not assign this Agreement except with the prior written consent of Executive, except that Employer may without Executive's consent assign all of its rights and obligations under this Agreement to the person or entity acquiring a majority of the assets or partnership interests of Employer or pursuant to a merger or consolidation of Employer. In the event of such an assignment by Employer, each reference in this Agreement to Employer shall include the assignee from and after the date of such assignment.

         (c) In the event of a valid assignment pursuant to this Section 10, this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns and any receiver, trustee in bankruptcy or representative of the creditors of each such person.

         11. Survival o Covenants. Notwithstanding anything contained in this Agreement,

upon the expiration of the Term or the Restricted Period, as applicable, or in the event Executive's EMPLOYMENT IS TERMINATED FOR ANY REASON WHATSOEVER, THE COVENANTS AND agreements of Executive


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contained in Sections 6 (to the extent set FORTH THEREIN), 7, 8, 9 AND 11 AND the covenants of Employer contained in Section 5 hereof shall survive any such expiration or termination and shall not lapse.

         12. Warranty. Executive does hereby warrant that he has not taken any action, and covenants that during the Term of this Agreement, or the Restricted Period, as applicable, he shall take no such action, that constitutes or will constitute a breach of any agreement concerning confidential information and trade secrets, confidentiality, solicitation or non-competition to which he is bound as a party.

         13. Severability/Modification. If any term or provision of this Agreement is held or deemed to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

         14. Governing Law. This agreement is entered into in Texas, and the construction, validity and interpretation of this agreement shall be governed by the laws of the State of Texas without regard to the laws of conflicts of laws.

         15. Effectiveness; Entire Agreement; Amendment. This Agreement contains the entire understanding and agreement between the parties relating to the subject matter hereof. Neither this Agreement nor any provision hereof may be waived, modified, amended, changed, discharged or terminated, except by an agreement in writing signed by the party against whom enforcement of any waiver, modification, change, amendment, discharge or termination is sought.

         16. Notices. Any notice required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered personally to the party to whom notice is to be given (or to the appropriate address below), or on the third day after mailing if mailed to the party to whom notice is to be given by certified or registered mail, return receipt requested, postage prepaid, or by courier, addressed as follows, or to such other person at such other address as any party may request in writing to the other party to this Agreement:

         (a) To Executive:        Fred S. Grunewald
                                  4740 Stonehollow Way
                                  Dallas, Texas 75287

         (b) To Employer.         Reliant Building Products, Inc.
                                  3010 LBJ Freeway, Suite 400
                                  Dallas, Texas 75234

            With a copy to:       Steve Gruber
                                  Oak Hill Capital Management, Inc.
                                  65 East 55 Street
                                  New YORK, NEW YORK 10022


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Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

         17. Headings. The section headings herein are for convenience only and shall not be used in interpreting or construing this Agreement.

         18. Stockholders Agreement. In addition to the rights and obligations of Executive as set forth herein, Executive agrees to be bound by the terms of that certain Stockholders Agreement, dated as of May 9, 1997, among Employer's parent corporation, RBPI Holding Corporation ("Holding"), Executive and other stockholders of Holding signatories thereto, as the same may be amended from time to time (as amended, the "Stockholders Agreement").

         IN WITNESS WHEREOF, the parties hereto have set their hands and executed this Employment Agreement to be effective as of the Effective Date.


                                   Executive:

                                   /s/ Fred S. Grunewald
                                   ------------------------------
                                   Fred S. Grunewald

                                   Employer:

                                   RELIANT BUILDING PRODUCTS, INC.

                                   By:  /s/ Virgil D. Lowe
                                   ------------------------------
                                   Name: Virgil D. Lowe
                                   Title: Vice President